
                                                     RINCON CENTER ASSOCIATES
                                                           Balance Sheet
                                                       As of March 31, 1994

                                           ASSETS


                                                                                         3/31/94                     12/31/93

 CASH                                                                                  $    366,825                $    120,129

 ACCOUNTS RECEIVABLE                                                                        402,363                      44,399

 DEFERRED RENT RECEIVABLE                                                                 7,430,165                   7,882,208
 NOTES RECEIVABLE                                                                        15,751,844                  15,828,196

 REAL ESTATE PROPERTIES USED IN OPERATIONS, Net                                         116,802,510                 118,021,303
 LEASEHOLD IMPROVEMENTS, Net                                                              2,235,690                   1,854,719

 OTHER ASSETS                                                                             2,195,626                   2,855,012
                                                                                       ------------                ------------

      Total Assets                                                                     $145,185,023                $146,605,966
                                                                                       ============                ============
                            LIABILITIES


 CONSTRUCTION NOTES PAYABLE                                                            $ 62,182,500                $ 62,370,000

 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                                                 3,036,584                   3,415,936

 DEFERRED GROUND RENT, Net                                                                7,197,194                   7,306,810
 DEFERRED LEASE EXPENSE, Net                                                              1,609,927                   3,101,814

 DEFERRED INCOME                                                                          1,540,311                   1,540,311
 ACCRUED INTEREST DUE GENERAL PARTNERS                                                   35,326,625                  33,900,724

 DUE TO PERINI LAND AND DEVELOPMENT COMPANY                                              69,759,693                  68,499,293

 DUE TO PACIFIC GATEWAY PROPERTIES, INC.                                                 17,428,051                  16,988,451
                                                                                       ------------                ------------
      Total Liabilities                                                                $198,080,885                $197,123,339

 PARTNERS' DEFICIT                                                                      (52,895,862)                (50,517,373)
                                                                                       -------------               -------------
      Liabilities and Partners' Deficit                                                $145,185,023                $146,605,966
                                                                                       =============               =============



                                                     RINCON CENTER ASSOCIATES
                                                         Income Statement
                                                  For Period 1/1/93 thru 3/31/94


                                                            Current                  Year-To-Date        Year-To-Date
                                                             Period                     3/31/94            3/31/93

 REVENUE:
   Rental Income                                          $ 1,448,804                $ 4,328,191         $ 4,284,069
   Parking Income                                             112,890                    316,517             341,329
   Interest Income                                            140,897                    404,456             259,104
                                                          -----------                -----------         -----------
      Total Revenue                                       $ 1,702,591                $ 5,049,164         $ 4,884.502

 OPERATIONS EXPENSE:
   Operating Expense                                      $   794,219                $ 2,181,212         $ 2,058,734
   Ground Rent Expense                                        233,306                    754,664             850,152
                                                          -----------                -----------         -----------
      Total Operating Expense                             $ 1,027,525                $ 2,935,876         $ 2,908,886
                                                          -----------                -----------         -----------

 NET OPERATING INCOME                                     $   675,066                $ 2,113,288         $ 1,975,616

 DEBT SERVICE:
   Sale Lease Back Basic Rent                                 442,468                  1,327,405             873,358
   Interest Expense                                           217,945                    581,225             630,971
   LC Fees                                                     44,601                    133,802             215,818
                                                          -----------                -----------         -----------
      Total Debt Service                                  $   705,014                $ 2,042,432         $ 1,720,327

 INCOME OR (LOSS) B/F PARTNER EXPENSES & DEPRECIATION         (29,948)                    70,856             255,289

 PARTNER EXPENSES:
   General Partner Loan Interest Expense                  $   595,982                $ 1,709,665           1,524,815
   General Partner LC Fees                                     43,400                   (285,257)            215,753
   Other                                                           94                         96               1,800
                                                          -----------                -----------           ---------
      Total Partner Expenses                              $   639,476                $ 1,424,504           1,742,368

 DEPRECIATION:
   Amortization                                           $    26,394                $    69,421         $    49,265
   Depreciation                                               324,916                    955,421             946,259
                                                          -----------                -----------         -----------
      Total Amortization/Depreciation                     $   351,310                $ 1,024,842         $   995,524
                                                          -----------                -----------         -----------

 NET INCOME OR (LOSS)                                     $(1,020,734)               $(2,378,490)        $(2,482,603)
                                                          ============               ============        ============









                          RINCON CENTER ASSOCIATES,
                       A CALIFORNIA LIMITED PARTNERSHIP

                             FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1993, 1992 AND 1991
                        TOGETHER WITH AUDITORS' REPORT









REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Rincon Center Associates,
A California Limited Partnership:

We  have audited the accompanying balance sheets of Rincon Center Associates,

A California Limited Partnership as of December 31, 1993 and 1992, and the related statements of operations, changes in partners' deficit and cash flows for the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rincon Center Associates, A California Limited Partnership as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.





Boston, Massachusetts
February 11, 1994




                           RINCON CENTER ASSOCIATES

                       A CALIFORNIA LIMITED PARTNERSHIP

                 BALANCE SHEETS - DECEMBER 31, 1993 AND 1992


                                           1993           1992

 ASSETS
 CASH                                  $    120,000   $    272,000

 ACCOUNTS RECEIVABLE, net of reserves
   of $239,000 and $95,000 at
   December 31, 1993 and 1992,
   respectively                              44,000      2,074,000

 DEFERRED RENT RECEIVABLE                 7,883,000      7,626,000
 NOTES RECEIVABLE                        15,828,000     10,140,000

 REAL ESTATE USED IN OPERATIONS, net    118,021,000    121,505,000
 LEASEHOLD IMPROVEMENTS, net              1,855,000      1,894,000

 OTHER ASSETS, net                        2,855,000      2,368,000
                                       ------------   ------------

      Total assets                     $146,606,000   $145,879,000
                                       ============   ============

 LIABILITIES AND PARTNERS' DEFICIT

 CONSTRUCTION NOTES PAYABLE            $ 62,370,000   $ 64,224,000
 ACCOUNTS PAYABLE AND ACCURED
   LIABILITIES                            3,416,000      3,607,000

 ACCRUED GROUND RENT LIABILITY, net       7,307,000      7,636,000

 ACCRUED LEASE LIABILITY, net             3,102,000      3,030,000
 DEFERRED INCOME                          1,540,000      1,540,000

 ACCRUED INTEREST DUE GENERAL
   PARTNERS                              33,901,000     27,432,000
 DUE TO PERINI LAND AND DEVELOPMENT
   COMPANY                               68,399,000     61,592,000

 DUE TO PACIFIC GATEWAY PROPERTIES,
   INC.                                  17,089,000     15,390,000
                                       ------------   ------------

      Total liabilities                $197,124,000   $184,451,000
 COMMITMENTS (NOTE 3)

 PARTNERS' DEFICIT                      (50,518,000)  (38,572,000)
                                       -------------  ------------
      Total liabilities and
        partners'deficit               $146,606,000   $145,879,000
                                       ============   ============



 The accompanying notes are an integral part of these financial statements.



                           RINCON CENTER ASSOCIATES

                       A CALIFORNIA LIMITED PARTNERSHIP

                           STATEMENTS OF OPERATIONS

          FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1993


                              1993           1992           1991

 REVENUE:
   Rental income          $ 17,083,000   $ 17,583,000   $ 16,814,000

   Parking and other
     income                  1,260,000      1,150,000      1,195,000
                          ------------   ------------   ------------

      Total revenue         18,343,000     18,733,000     18,009,000
                          ------------   ------------   ------------


 EXPENSES:
   Operating                 5,132,000      5,448,000      4,824,000

   Administrative and
     other                   1,556,000      1,313,000      1,437,000

   Property taxes and
     insurance               2,438,000      3,200,000      1,835,000

   Leases                    4,515,000      3,775,000      4,755,000

   Ground rent               3,391,000      3,407,000      3,437,000
   Interest and letter
     of credit fees         10,582,000     10,862,000     12,802,000

   Depreciation and
     amortization            4,040,000      4,726,000      3,487,000
                          ------------   ------------   ------------

      Total expenses        31,654,000     32,731,000     32,577,000


 INTEREST INCOME             1,365,000      1,062,000      1,023,000
                          -------------  -------------  -------------
      Net loss            $(11,946,000)  $(12,936,000)  $(13,545,000)
                          =============  =============  =============



 The accompanying notes are an integral part of these financial statements.


                           RINCON CENTER ASSOCIATES

                       A CALIFORNIA LIMITED PARTNERSHIP

                  STATEMENT OF CHANGES IN PARTNERS' DEFICIT

          FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1993


                             General       Limited
                             Partners      Partners         Total

 BALANCE,
   DECEMBER 31,  1990     $ (5,923,000)  $ (6,168,000)  $(12,091,000)
      Net loss              (6,786,000)    (6,759,000)   (13,545,000)
                          -------------  -------------  -------------



 BALANCE,
   DECEMBER 31, 1991       (12,709,000)   (12,927,000)   (25,636,000)
      Net loss              (6,481,000)    (6,455,000)   (12,936,000)
                          -------------  -------------  -------------


 BALANCE,
   DECEMBER 31, 1992       (19,190,000)   (19,382,000)   (38,572,000)

      Net loss              (5,985,000)    (5,961,000)   (11,946,000)
                          -------------  -------------  -------------


 BALANCE,
   DECEMBER 31, 1993      $(25,175,000)  $(25,343,000)  $(50,518,000)
                          -------------  -------------  -------------


 PARTNERS' PERCENTAGE
   INTEREST                    50.10          49.90         100.00
                               ======         =====         ======

 The accompanying notes are an integral part of these financial statements.


                           RINCON CENTER ASSOCIATES

                       A CALIFORNIA LIMITED PARTNERSHIP

                           STATEMENTS OF CASH FLOWS

          FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1993

                                                            1993               1992              1991

 CASH FLOW FROM OPERATING ACTIVITIES:
   Net loss                                             $(11,946,000)      $(12,936,000)     $(13,545,000)
   Adjustments to reconcile net loss to net
     cash used in operating activities -
   Depreciation and amortization                           4,040,000          4,726,000         3,487,000
   (Increase) decrease in accounts receivable              2,030,000         (1,620,000)         (102,000)
   (Increase) decrease in deferred rent
     receivable                                             (257,000)          (479,000)       (2,170,000)
   (Increase) decrease in other assets                      (214,000)          (598,000)         (467,000)
   Increase (decrease) in accounts payable and
     accrued liabilities                                    (191,000)            61,000        (1,072,000)
   (Decrease) in accrued ground rent
     liabilities                                            (329,000)          (329,000)         (329,000)
   Increase (decrease) in accrued lease
     liability                                                72,000           (500,000)         (946,000)
   Increase in accrued interest due general
     partners                                              6,469,000          5,271,000         7,918,000
                                                        -------------      -------------     -------------
      Net cash used in operating activities                 (326,000)        (6,404,000)       (7,226,000)

 CASH FLOW FROM INVESTING ACTIVITIES:
   Expenditure on real estate used in
     operations                                             (642,000)          (369,000)       (5,133,000)
   Additions to leasehold improvements                      (118,000)           -                 (18,000)
   Additions to fixed assets                                 (30,000)           (73,000)          (10,000)
   Increase in notes receivable                           (6,000,000)           (32,000)         (138,000)
   Payments on notes receivable                              312,000            440,000           277,000
                                                        -------------      -------------     -------------
      Net cash used in investing activities               (6,478,000)           (34,000)       (5,022,000)
                                                        -------------      -------------     -------------

 CASH FLOW FROM FINANCING ACTIVITIES:
   Proceeds from construction notes payable                  -                  858,000         2,787,000
   Payments on notes payable                              (1,854,000)           -                 -
   Proceeds from advances from general                     8,506,000          5,634,000         8,505,000
     partners                                           -------------      -------------     -------------
      Net cash provided by financing
        activities                                         6,652,000          6,492,000        11,292,000
                                                        -------------      -------------     -------------

   INCREASE (DECREASE) IN CASH                              (152,000)            54,000          (956,000)

   CASH AT BEGINNING OF YEAR                                 272,000            218,000         1,174,000
                                                        -------------      ------------      -------------

   CASH AT END OF YEAR                                  $    120,000       $    272,000      $    218,000
                                                        ============       ============      ============


The accompanying notes are an integral part of these financial statements.



                           RINCON CENTER ASSOCIATES

                       A CALIFORNIA LIMITED PARTNERSHIP

                        NOTES TO FINANCIAL STATEMENTS

                              DECEMBER 31, 1993


1.   PARTNERSHIP ORGANIZATION:

Rincon Center Associates, A California Limited Partnership (the Partnership) was formed on September 18, 1984, to lease and develop land and buildings located in the Rincon Point-South Beach Redevelopment Project Area in the City and County of San Francisco, California. The Rincon Center Project (the Project) comprises commercial and retail space, 320 rental housing units and associated off-street parking. The Project was developed in two distinct segments: Rincon One and Rincon Two.

Profits and losses are shared by the partners in accordance with their percentage interest as provided in the partnership agreement and as shown in the statements of changes in partners' deficit. Cash profits, as determined by the managing general partner, are distributed to the partners in the same percentage interest.

Perini Land and Development Company (PL&D) is the managing general partner of the
Partnership and has the responsibility for general management, administration and control of the Partnership's property, business addition, PL&D provides project and general accounting services to the Partnership (Note 7). Pacific Gateway Properties, Inc. (PGP), formerly Perini Investment Properties, Inc., is the other general partner.

2.   SIGNIFICANT ACCOUNTING POLICIES:

The accompanying financial statements have been prepared using the accrual basis of accounting.

Real Estate Used in Operations

Real estate used in operations includes all costs capitalized during the development of the project. These costs include interest and financing costs, ground rent expense during construction, property taxes, tenant improvements and other capitalizable overhead costs.

Depreciation and Amortization

The  Partnership  uses  the  straight-line  method  of  depreciation.     The
significant asset groups and their estimated useful lives are:

 Structural components of buildings       60 years
 Nonstructural components of buildings    25 years
 All other depreciable assets           5-30 years

Leasehold improvements are amortized using the straight-line method over the lesser of their useful lives or the lease terms.

Income Taxes

In accordance with federal and state income tax regulations, no income taxes are levied on the Partnership; rather, such taxes are levied on the individual partners. Consequently, no provision or liability for federal or state income taxes is reflected in the accompanying financial statements.

Rental Income

Certain lease agreements provide for periods of free rent or stepped increases in rent over the lease term. In such cases, revenue is recognized at a constant rate over the term of the lease. Amounts recognized as income but not yet due under the terms of the leases are shown in the accompanying balance sheets as deferred rent receivable.

Statements of Cash Flows

Cash paid for interest was $2,414,000, $3,199,000 and $4,015,000 in 1993,1992
and 1991, respectively.

Accrued Lease Liability

The Partnership is leasing Rincon One from Chrysler McNally (Chrysler) over a 25-year lease term (Note 3). In connection with this lease, the Partnership was granted a free rent concession for one year. The intent of Chrysler's free rent provision was to match a similar provision granted by the Partnership to an anchor sublease tenant of Rincon One, whose lease is for 10 years. The Partnership expensed rent in the first year of the lease and is amortizing the accrued lease liability related to Rincon One over 10 years to match the expense with the revenue recorded on the sublease.

Three  amendments  to  the  master  lease  agreement were  made  in  1993  in connection with the extending of Chrysler's existing financing on the property (Note 3). The rent schedule was revised which resulted in an increase to the accrued lease liability during 1993 in order to normalize the rent expense over the remaining lease term.

Other Assets

Other assets include prepaid expenses, deferred lease commissions and fixed assets. Deferred lease commissions are amortized over the life of the lease. Fixed assets are amortized over the life of the asset, which is generally five years.


Reclassification of Prior Year Amounts

Certain prior year amounts have been reclassified to conform with the current year presentation.

3.   OPERATING LEASE, RINCON ONE:

On June 24, 1988, the Partnership sold Rincon One to Chrysler and subsequently leased the property back under a master lease with a basic term of 25 years and four 5-year renewal options at the Partnership's discretion. The transaction was accounted for as a sale and operating leaseback and the gain on the sale of $1,540,000 has been deferred.

In connection with the sale and operating leaseback of Rincon One, Chrysler assumed and agreed to perform the Partnership's financing obligations. The Partnership, in accordance with the master lease and several amendments in 1993, obtained a financial commitment on behalf of Chrysler to replace at least $43,000,000 of long-term financing by July 1, 1993. To satisfy this obligation, the Partnership successfully extended existing financing to July 1, 1998. To complete the extension, the Partnership had to advance funds sufficient to reduce the financing from $46,500,000 to $40,500,000. The Partnership received a 10% secured note in the principal amount of $6,000,000 from Chrysler upon the Partnership's advance of funds to reduce the financing. If by January 1, 1998, the Partnership has not received a further extension or new commitment for financing on the property for at least $33,000,000, Chrysler will have the right under the lease to require the Partnership to purchase the property for a stipulated amount significantly in excess of the debt. The Partnership intends to obtain financing meeting the conditions of the lease prior to January 1, 1998.

The master lease was amended several times in 1993 in connection with the extending of Chrysler's existing financing on the property through July 1, 1998.

Payments under the master lease agreement may be adjusted to reflect adjustments in the rate of interest payable by Chrysler on the Rincon One debt. Future minimum lease payments based on scheduled payments under the master lease agreement are as follows:

 1994                $ 6,565,000
 1995                  6,570,000
 1996                  6,550,000
 1997                  5,952,000
 1998                  5,634,000
 Thereafter           85,120,000

4.   NOTES RECEIVABLE:

At December 31, 1993 and 1992, the Partnership had the following notes receivable:


                                              1993        1992
 Due from Chrysler secured by second deed
 on trust on Rincon One, bearing interest
 at 10 percent, with monthly principal
 and interest payments of $150,285 in
 1993 and $92,383 in 1992; unpaid balance
 due July 2013                             $15,469,000 $ 9,739,000

 Notes from tenants secured by tenant
 improvements, bearing interest at 8
 percent to 11 percent, with maturities
 from 1994 to 2001, due in monthly
 installments                                  359,000     401,000
                                           ----------- -----------
                                           $15,828,000 $10,140,000
                                           =========== ===========

In 1993, the Partnership received a 10% secured note in the principal amount of $6,000,000 from Chrysler upon the Partnership's advance of funds (Note 3).

5.   GROUND LEASE:

The Partnership entered into a 65-year ground lease with the United States Postal Service for the Project property on April 19, 1985. On June 24, 1988, this lease was bifurcated into two leases (Rincon One and Rincon Two). The terms of the original lease did not change; the dollar amounts were simply split between the two properties. Under the terms of the leases, the
Partnership must make monthly lease payments (Basic Rent) of $101,750 and $173,250 for Rincon One and Rincon Two, respectively. In April, 1994 and every six years thereafter, the monthly base payments can be increased based on the increase in the Consumer Price Index subject to a minimum of 5 percent per year and a maximum of 8 percent per year. In addition, the Basic Rent can be increased based on reappraisal of the underlying property on the occurrence of certain events if those events occur prior to the regular reappraisal dates of April 19, 2019, and each twelfth year thereafter for the remainder of the lease term.

The lease agreement calls for the payment of certain percentage rents based on revenues received from the subleasing of the Rincon One building. Percentage rents paid in 1993, 1992 and 1991 were $259,000, $267,000 and $271,000, respectively.

This lease has been accounted for as an operating lease, with minimum future lease payments of:

 1994                $  4,120,000
 1995                   4,410,000
 1996                   4,410,000
 1997                   4,410,000
 1998                   4,290,000
 Thereafter           894,853,000

During 1993, 1992 and 1991, Basic Rent was not capitalized because the entire project was placed in service. At December 31, 1990, ground rent of $10,407,312 was capitalized. Under the provisions of the original lease, no lease payments were to be made from the inception of the lease (April 19,
1985) until April 18, 1987, and one-half of the regular monthly payment was due for the period from April 19, 1987 to April 18, 1988. However, as allowed by the lease agreement, the Partnership deferred the payment of Basic Rent until the initial occupancy date, February 8, 1988. At December 31, 1993 and 1992, the deferred Basic Rent and interest for the period April 19, 1987 to April 18, 1988, amount to $552,000 and $685,000, respectively, and are being paid in 120 monthly installments together with interest at a rate based on the average discount rates of 90-day U.S. Treasury bills, which was approximately 3.88 percent for the year ended December 31, 1993. The rate will be adjusted every 90 days as long as a balance is due on the deferred rent. The remaining deferred ground rent related to the free rent period amounted to $6,754,000 and $6,951,000 at December 31, 1993 and 1992, respectively, and is being amortized over the lease term.

6.   CONSTRUCTION NOTES PAYABLE:

Residential

The residential portion of the Project is being financed with a $36,000,000 loan from the Redevelopment Agency of the City and County of San Francisco (the Agency), of which $34,100,000 and $34,600,000 was outstanding at December 31, 1993 and 1992, respectively. The Agency raised these funds through the issuance of Variable Rate Demand Multifamily Housing Revenue Bonds (Rincon Center Project) 1985 Issue B (the Bonds).

The interest rate on the Bonds is variable at the rate required to produce a market value for the Bonds equal to their par value. At December 31, 1993, 1992 and 1991, the effective interest rate on the bonds was 3.00 percent,
3.13 percent and 4.20 percent, respectively. Interest payments are to be made on the first business day of each March, June, September and December.

The Partnership has the option to convert the Bonds to a fixed interest rate at any of the above interest payment dates. The fixed rate will be the rate required to produce a market value for the Bonds equal to their par value. After conversion to a fixed rate, interest payments must be made on each June 1 and December 1.

The Partnership must repay the residential loan as the Bonds become due. The Bonds shall be redeemed in at least the minimum amounts set forth below:

 1994                $   600,000
 1995                    600,000
 1996                    600,000
 1997                    700,000
 1998                    900,000
 Thereafter           30,700,000

The Bonds are due December 1, 2006. The Bonds are secured by an irrevocable letter of credit issued by Citibank in the name of the Partnership in the amount of approximately $36,200,000. In the event that drawings are made on the letter of credit, the Partnership has agreed to reimburse Citibank for such drawings pursuant to the terms of a Reimbursement Agreement. The Partnership obligations under the Reimbursement Agreement are secured by a deed of trust on the Project and the equity letters of credit and guarantees described below.

Commercial

The development and construction of the commercial portion of the Project was financed pursuant to a Construction Loan Agreement between the Partnership and Citibank of which $28,270,000 and $28,849,000 was outstanding at December 1993 and 1992, respectively. The loan, as is the irrevocable letter of credit supporting the residential bond, is secured by a deed of trust on the Project and equity letters of credit currently in the aggregate amount of $9,000,000, issued to Citibank by Bank of America, N.T. & S.A. on behalf of the general partners. PL&D has also provided a $3.5 million corporate guarantee to support the project financing. PGP and Perini Corporation, the parent company of PL&D, have agreed to reimburse Bank of America for any drawings under these letters of credit. An annual fee equal to prime plus 1 percent of the aggregate amount is due to PGP and PL&D for the use of these letters of credit. The loan is also secured by the guarantees described in
Note 7. As of December 31, 1993 and 1992, $751,000 and $0, respectively, of accrued letter of credit fees were included in accrued interest due general partners in the accompanying balance sheets. The total fee in 1993, 1992 and 1991 was $751,000, $909,000 and $1,180,000, respectively.

In 1993, the Partnership extended the loan to October 1, 1998, that required a $600,000 up front paydown and an additional fee of $105,000. The loan requires the Partnership to amortize $13,000,000 over the next five years. Amounts are payable as follows: $1,475,000 in 1994; $2,192,000 in 1995;
$2,708,000  in 1996;  $3,150,000 in  1997  and the  remainder in  1998.   The
Partnership obtained a swap agreement with interest rates stepping up from 3.61% to 5.96% over the loan term. At December 31, 1993 the rate on the loan was 3.61%.

At December 31, 1992, the Partnership has purchased an option to acquire an interest rate hedge for principal amounts totaling $46,500,000 at 11.5% until December 1993. The total fee paid of $51,000 is included in interest and letter of credit fees in 1992.

Additionally, the Partnership obtained short-term financing to fund tenant improvements. The amount outstanding at December 31, 1993 and 1992, was $0 and $775,000, respectively. The loan was paid on March 31, 1993 by the Partnership.

7.   TRANSACTIONS WITH GENERAL PARTNERS:

PL&D has guaranteed the payment of both interest on the financing of the Project and operating deficit, if any. It has also guaranteed the master lease under the sale and operating lease-back transaction (Note 3).

In accordance with the construction loan agreement (Note 6), the general partners have advanced monies to the Partnership to fund project costs. At December 31, 1993 and 1992, the general partners had advanced $85,488,000 and $76,982,000, respectively. The advances accrue interest at a rate of prime plus 2 percent. The related accrued interest liability of $33,901,000 and $27,432,000 as of December 31, 1993 and 1992, respectively, is reflected in the accompanying balance sheets. For the years ended December 31, 1993, 1992 and 1991, interest expense on partner advances was $6,469,000, $6,141,000 and $7,048,000, respectively.

Effective January 1, 1988, PL&D retained Pacific Gateway Properties Management Corporation (PGPMC), a wholly owned subsidiary of PGP, to provide management and leasing services for the Project. As compensation for managing the facilities, the Partnership paid PGPMC a base management fee of

$222,000 annually until leasing the residential portion of the Project was completed. At such time, the compensation increased to $319,200 per year or, if greater, the sum of 3 percent of the first $13,000,000 of the annual gross receipts plus 2 percent of receipts in excess of the $13,000,000. The fees incurred for the years ended December 31, 1993, 1992 and 1991 were $497,000, $485,000 and $514,000, respectively, and were included in administrative and other expenses in the accompanying statements of operations. At December 31, 1993 and 1992, $27,000 and $96,000, respectively, related to this fee had not been paid and is included in accounts payable and accrued liabilities. Additionally, the Partnership reimburses PGPMC for certain payroll costs.





                          RINCON CENTER ASSOCIATES,
                       A CALIFORNIA LIMITED PARTNERSHIP

                             FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1992, 1991 AND 1990
                        TOGETHER WITH AUDITORS' REPORT





                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of Rincon Center Associates,
A California Limited Partnership:

We have audited the accompanying balance sheets of Rincon Center Associates, A California Limited Partnership as of December 31, 1992 and 1991, and the related statements of operations, changes in partners' deficit and cash flows for the three years ended December 31, 1992, 1991 and 1990. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rincon Center Associates, A California Limited Partnership as of December 31, 1992 and 1991, and the results of its operations and its cash flows for the three years ended December 31, 1992, 1991 and 1990, in conformity with generally accepted accounting principles.






San Francisco, California,
  February 2, 1993

                          RINCON CENTER ASSOCIATES,

                       A CALIFORNIA LIMITED PARTNERSHIP


                  BALANCE SHEETS--DECEMBER 31, 1992 AND 1991

                                    1992              1991

               ASSETS

 CASH                               $    272,450   $    217,525

 ACCOUNTS RECEIVABLE, net of
 reserves of $94,969 and $60,213
 at December 31, 1992 and 1991,
 respectively                          2,073,326        452,754

 DEFERRED RENT RECEIVABLE              7,626,401      7,147,821

 NOTES RECEIVABLE                     10,140,144     10,486,680

 REAL ESTATE USED IN OPERATIONS,
   net                               121,505,397    124,827,339

 LEASEHOLD IMPROVEMENTS, net           1,894,035      2,151,027

 OTHER ASSETS, net                     2,367,087      2,536,882
                                    ------------   ------------
      Total assets                  $145,878,840   $147,820,028
                                    ============   ============

 LIABILITIES AND PARTNERS' DEFICIT

 CONSTRUCTION NOTES PAYABLE         $ 64,223,609   $ 63,366,870

 ACCOUNTS PAYABLE AND ACCRUED
   LIABILITIES                         3,606,324      3,545,690

 ACCRUED GROUND RENT LIABILITY,
   net                                 7,635,657      7,964,505

 ACCRUED LEASE LIABILITY, net          3,029,494      3,529,855

 DEFERRED INCOME                       1,540,311      1,540,311

 ACCRUED INTEREST DUE GENERAL
   PARTNERS                           27,432,444     22,161,596

 DUE TO PERINI LAND AND
   DEVELOPMENT COMPANY                61,592,314     57,132,226

 DUE TO PACIFIC GATEWAY
   PROPERTIES, INC.                   15,390,273     14,215,189
                                    ------------   ------------
      Total liabilities              184,450,426   173,456,242

 PARTNERS' DEFICIT                   (38,571,586)  (25,636,214)
                                    ------------   ------------
      Liabilities and partners'
        deficit                     $145,878,840   $147,820,028
                                    ============   ============



       The accompanying notes are an integral part of these statements.

                          RINCON CENTER ASSOCIATES,

                       A CALIFORNIA LIMITED PARTNERSHIP

                           STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990



                                             1992          1991         1990

             REVENUE:
               Rental income            $ 17,583,217   $ 16,814,229  $10,657,413
               Parking and other
                 income                    1,149,377      1,194,601    1,170,619
                                        ------------   ------------  -----------
                       Total revenue      18,732,594     18,008,830   11,828,032
                                        ------------   ------------  -----------
             EXPENSES:
               Operating                   5,146,334      4,315,732    3,395,729
               Administrative and
                 other                     1,614,502      1,944,545    1,334,475
               Property taxes and
                 insurance                 3,200,377      1,835,409      949,078
               Leases                      3,774,793      4,755,463    4,957,081
               Ground rent                 3,406,939      3,436,746    2,255,221
               Interest and letter of
                 credit fees              10,861,967     12,802,374    7,210,713
               Depreciation and
                 amortization              4,726,039      3,487,034    1,800,615
                                        ------------   ------------  ------------
                       Total expenses     32,730,951     32,577,303   21,902,912
                                        ------------   ------------  ------------
             OTHER INCOME- Interest
               income                      1,062,985      1,023,517    1,062,782
                                        ------------   ------------  ------------
                       Net loss         $(12,935,372)  $(13,544,956) $(9,012,098)
                                        ============   ============  ============


       The accompanying notes are an integral part of these statements.


                          RINCON CENTER ASSOCIATES,

                       A CALIFORNIA LIMITED PARTNERSHIP


                  STATEMENTS OF CHANGES IN PARTNERS' DEFICIT

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990



                                   General       Limited
                                   Partners      Partners        Total

   BALANCE, DECEMBER 31, 1989    $ (1,408,133) $ (1,671,027)  $ (3,079,160)
     Net loss                      (4,515,061)   (4,497,037)    (9,012,098)
                                 ------------  ------------   ------------
   BALANCE, DECEMBER 31, 1990      (5,923,194)   (6,168,064)   (12,091,258)
     Net loss                      (6,786,023)   (6,758,933)   (13,544,956)
                                 ------------  ------------   ------------

   BALANCE, DECEMBER 31, 1991     (12,709,217)  (12,926,997)   (25,636,214)
     Net loss                      (6,480,621)   (6,454,751)   (12,935,372)
                                 ------------  ------------   ------------
   BALANCE, DECEMBER 31, 1992    $(19,189,838) $(19,381,748)  $(38,571,586)
                                 ============  ============   ============

   PARTNERS' PERCENTAGE
     INTEREST                       50.10%        49.90%        100.00%
                                    =====         =====         ======



       The accompanying notes are an integral part of these statements.



                          RINCON CENTER ASSOCIATES,

                       A CALIFORNIA LIMITED PARTNERSHIP


                           STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990


                                 1992           1991          1990

   CASH FLOW FROM OPERATING
   ACTIVITIES:
     Net loss                $(12,935,372)  $(13,544,956) $(9,012,098)
     Adjustments to
       reconcile net loss
       to net cash used in
       operating
       activities-
     Depreciation and
       amortization             4,726,039      3,487,034    1,800,615
     Increase in accounts
       receivable              (1,620,572)      (102,469)    (210,746)
     Increase in deferred
       rent receivable           (478,580)    (2,169,965)    (190,527)
     Increase in other
       assets                    (597,550)      (465,927)    (638,700)
     Decrease in other
       receivable                   -              -        1,006,810
     Increase (decrease) in
       accounts payable and
       accrued liabilities         60,634     (1,071,547)  (4,685,396)
     Decrease in accrued
       ground rent
       liability                 (328,848)      (328,848)    (328,847)
     Decrease in accrued
       lease liability           (500,361)      (945,808)  (1,716,176)
     Recognition of
       deferred income              -             (1,374)     (67,996)
     Increase in accrued
       interest due general
       partners                 5,270,848      7,918,261    6,701,884
                             ------------   ------------  ------------
      Net cash used in
        operating
        activities             (6,403,762)    (7,225,599)  (7,341,177)
                             ------------   ------------  ------------
   CASH FLOW FROM INVESTING
   ACTIVITIES:

     Expenditure on real
       estate used in
       operations                (367,631)    (5,133,601) (10,334,901)
     Additions to leasehold
       improvements                 -            (17,782)  (2,447,205)
     Additions to fixed
       assets                     (73,392)       (10,676)    (111,060)
     Issuance of notes
       receivable                 (32,206)      (138,669)    (346,830)
     Payments on notes
       receivable                 440,005        277,301      221,562
                             ------------   ------------  ------------
     Net cash used in
       investing
       activities                 (33,224)    (5,023,427) (13,018,434)
                             ------------   ------------  ------------
   CASH FLOW FROM FINANCING
     ACTIVITIES:
     Proceeds from
       construction
       notes payable              856,739      2,787,284    2,942,807
     Proceeds from advances
       from general
       partners                 5,635,172      8,504,998   18,012,417
                             ------------   ------------  ------------
      Net cash provided by
        financing
        activities              6,491,911     11,292,282   20,955,224
                             ------------   ------------  ------------
   INCREASE (DECREASE) IN
     CASH                          54,925       (956,744)     595,613

   CASH AT BEGINNING OF
     YEAR                         217,525      1,174,269      578,656
                             ------------   ------------  ------------
   CASH AT END OF YEAR       $    272,450   $    217,525  $ 1,174,269
                             ============   ============  ============



       The accompanying notes are an integral part of these statements.


                          RINCON CENTER ASSOCIATES,

                       A CALIFORNIA LIMITED PARTNERSHIP


                        NOTES TO FINANCIAL STATEMENTS

                              DECEMBER 31, 1992



1. PARTNERSHIP ORGANIZATION:

Rincon Center Associates, A California Limited Partnership (the Partnership) was formed on September 18, 1984, to lease and develop land and buildings located in the Rincon Point-South Beach Redevelopment Project Area in the City and County of San Francisco, California. The Rincon Center Project (the Project) comprises commercial and retail space, 320 rental housing units and associated off-street parking. The Project was developed in two distinct segments: Rincon One and Rincon Two.

Profits and losses are shared by the partners in accordance with their percentage interests as provided in the partnership agreement and as shown in the statement of changes in partners' deficit. Cash profits, as determined by the managing general partner, shall be distributed to the partners in the same percentage interest.

Perini Land and Development Company (PL&D) is the managing general partner of the Partnership and has the responsibility for general management, administration and control of the Partnership's property, business and affairs. In addition, PL&D provides project and general accounting services to the Partnership (Note 7). Pacific Gateway Properties, Inc. (PGP), formerly Perini Investment Properties, Inc. is the other general partner.

2. SIGNIFICANT ACCOUNTING POLICIES:

The accompanying financial statements have been prepared using the accrual basis of accounting.

Real Estate Used in Operations

Real estate used in operations includes all costs capitalized during the development of the project. These costs include interest and financing costs, ground rent expense during construction, property taxes, tenant improvements and other capitalizable overhead costs. In 1990, $5,935,541 of interest was capitalized.

Depreciation and Amortization

The Partnership uses the straight-line method of depreciation. The significant asset groups and their estimated useful lives are:

 Structural components of buildings   60 years
 Nonstructural components of          25 years
 buildings
 All other depreciable assets           5-30
                                        years


Leasehold improvements are amortized on the straight-line method over the lesser of their useful lives or the lease terms.

Income Taxes

In accordance with federal and state income tax regulations, no income taxes are levied on the Partnership; rather, such taxes are levied on the individual partners. Consequently, no provision or liability for federal or state income taxes is reflected in the accompanying financial statements.

Rental Income

Certain lease agreements provide for free rent or stepped increases in rent over the lease term. In such cases, revenue is recognized at a constant rate over the term of the lease. Amounts recognized as income but not yet due under the terms of the leases are shown on the balance sheets as deferred rent receivable.

Statements of Cash Flows

Cash paid for interest was $3,198,881 and $4,015,315 in 1992 and 1991, respectively. Cash paid for interest, net of capitalized interest and interest income paid on funds held in escrow and invested, was $3,190,246 in 1990.

Accrued Lease Liability

The Partnership is leasing Rincon One from Chrysler McNally (Chrysler) over a 25-year lease term (Note 3). In connection with this lease, the Partnership was granted a free rent concession for one year. The intent of Chrysler's free rent provision was to match a similar provision granted by the Partnership to an anchor sublease tenant of Rincon One, whose lease is for 10 years. The Partnership expensed rent in the first year of the lease and is amortizing the accrued lease liability related to Rincon One over 10 years to match the expense with the revenue recorded on the sublease.

Other Assets

Other assets include prepaid expenses, deferred lease commissions and fixed assets. Deferred lease commissions are amortized over the life of the lease. Fixed assets are amortized over the life of the asset, which is generally five years.

Reclassification of Prior Year Amounts

Certain prior year amounts have been reclassified to conform with the current year presentation.

3. OPERATING LEASE, RINCON ONE:

On June 24, 1988, the Partnership sold Rincon One to Chrysler and subsequently leased the property back under a master lease with a basic term of 25 years and four 5-year renewal options at the Partnership's discretion. The transaction was accounted for as a sale and operating leaseback and the gain on the sale of $1,540,311 has been deferred.

Payments under the master lease agreement may be adjusted to reflect adjustments in the rate of interest payable by Chrysler on the Rincon One debt. Future minimum lease payments based on scheduled payments under the master lease agreement are as follows:

      1993      $  6,639,000
      1994         5,929,000
      1995         5,929,000
      1996         5,891,000
      1997         5,906,000
   Thereafter    106,405,000

The lease also permits the lessor to put the property back to the Partnership at stipulated prices beginning January 1, 1993, if long-term financing meeting certain conditions is not obtained. Financing has been arranged with the current lender which meets the conditions of the lease through April 1, 1998, subsequent to year-end.

4. NOTES RECEIVABLE:

At December 31, 1992 and 1991, the Partnership had the following notes receivable:

                                         1992        1991

 Due from Chrysler secured by second
 deed of trust on Rincon One,
 bearing interest at 10 percent,
 with monthly principal and interest
 payments of $92,383 in 1992, 1991
 and 1990; unpaid balance due July
 2013                                 $ 9,739,079 $ 9,875,504

 Notes from tenants secured by
 tenant improvements, bearing
 interest at 10 percent to
 12 percent, with maturities from
 1994 to 1998, due in monthly
 installments                             629,179     611,176
                                      ----------- -----------

                                      $10,368,258 $10,486,680
                                      =========== ===========

5. GROUND LEASE:

The Partnership entered into a 65-year ground lease with the United States Postal Service for the Project property on April 19, 1985. On June 24, 1988, this lease was bifurcated into two leases (Rincon One and Rincon Two). The terms of the original lease did not change; the dollar amounts were simply split between the two properties. Under the terms of the leases, the Partnership must make monthly lease payments (Basic Rent) of $101,750 and $173,250 for Rincon One and Rincon Two, respectively. In February 1995 and every six years thereafter, the monthly base payments can be increased based on the increase in the Consumer Price Index subject to a minimum of 5 percent per year and a maximum of 8 percent per year. In addition, the Basic Rent can be increased based on reappraisal of the underlying property on the occurrence of certain events if those events occur prior to the regular reappraisal dates of April 19, 2020, and each twelfth year thereafter for the remainder of the lease term.

The lease agreement calls for the payment of certain percentage rents based on revenues received from the subleasing of the Rincon One building. Percentage rents paid in 1992, 1991 and 1990 were $267,474, $271,388 and $221,454, respectively, and are included in ground rent expense.

This lease has been accounted for as an operating lease, with minimum future lease payments of:

      1993       $ 3,436,260
      1994         3,436,260
      1995         3,436,260
      1996         3,436,260
      1997         3,436,260
   Thereafter    175,036,260

During 1990, Basic Rent relating only to those portions of Rincon Two under construction was capitalized. During 1992 and 1991, Basic Rent was not capitalized because the entire project was placed in service. At
December 31, 1990, ground rent of $10,407,312 was capitalized.

Under the provisions of the original lease, no lease payments were to be made from the inception of the lease (April 19, 1985) until April 18, 1987, and one-half of the regular monthly payment was due for the period from April 19, 1987, to April 18, 1988. However, as allowed by the lease agreement, the Partnership deferred the payment of Basic Rent until the initial occupancy date, February 8, 1988. At December 31, 1992 and 1991, the deferred Basic Rent and interest for the period April 19, 1987, to April 18, 1988, amount to $684,881 and $817,439, respectively, and are being paid in 120 monthly installments together with interest at a rate based on the average discount rates of 90-day U.S. Treasury bills, which was approximately 4.125 percent for the year ended December 31, 1992. The rate will be adjusted every 90 days as long as a balance is due on the deferred rent. The remaining deferred ground rent related to the free rent period amounted to $6,950,776 and $7,047,066 at December 31, 1992 and 1991, respectively, and is being amortized over the lease term.

6. CONSTRUCTION NOTES PAYABLE:

Residential

The residential portion of the Project is being financed with a $36,000,000 loan from the Redevelopment Agency of the City and County of San Francisco (the Agency), of which $34,600,000 and $35,100,000 was outstanding at December 31, 1992 and 1991, respectively. The Agency raised these funds through the issuance of Variable Rate Demand Multifamily Housing Revenue Bonds (Rincon Center Project) 1985 Issue B (the Bonds).

The interest rate on the Bonds is variable at the rate required to produce a market value for the Bonds equal to their par value. At December 31, 1992, 1991 and 1990, the effective interest rate on the Bonds was 3.13 percent,
4.2 percent and 5.5 percent, respectively. Interest payments are to be made on the first business day of each March, June, September and December.

The Partnership has the option to convert the Bonds to a fixed interest rate at any of the above interest payment dates. The fixed rate will be the rate required to produce a market value for the Bonds equal to their par value. After conversion to a fixed rate, interest payments must be made on each June 1 and December 1.

The Partnership must repay the residential loan as the Bonds become due. The Bonds shall be redeemed in at least the minimum amounts set forth below:

    1993     $   500,000
    1994         600,000
    1995         600,000
    1996         600,000
    1997         700,000
 Thereafter   31,600,000

The Bonds are due December 1, 2006. The Bonds are secured by an irrevocable letter of credit issued by Citibank in the name of the Partnership in the amount of approximately $36,200,000. In the event that drawings are made on the letter of credit, the Partnership has agreed to reimburse Citibank for such drawings pursuant to the terms of a Reimbursement Agreement. The Partnership obligations under the Reimbursement Agreement are secured by a deed of trust on the Project and the equity letters of credit and guarantees described below.

Commercial

The development and construction of the commercial portion of the Project is being financed pursuant to a Construction Loan Agreement between the Partnership and Citibank of which $28,849,475 and $27,990,000 was outstanding at December 31, 1992 and 1991, respectively. The loan, as is the irrevocable letter of credit supporting the residential bond, is secured by a deed of trust on the Project and equity letters of credit currently in the aggregate amount of $9,000,000, issued to Citibank by Bank of America, N.T. & S.A. on behalf of the general partners. PL&D has also provided a $3.5 million corporate guarantee to support the project financing. PGP and Perini Corporation, the parent company of PL&D, have agreed to reimburse Bank of America for any drawings under these letters of credit. An annual fee equal to prime plus 1 percent of the aggregate amount is due to PGP and PL&D for the use of these letters of credit. The loan is also secured by the guarantees described in Note 7. As of December 31, 1992 and 1991, $0 and $870,033, respectively, of accrued letter of credit fees were included in accrued interest due general partners in the accompanying balance sheet. The total fee in 1992, 1991 and 1990 was $908,733, $1,180,394 and $1,376,199,
respectively.

The loan matured on May 31, 1988, but was extended until May 31, 1993, for an additional fee of .5 percent of the maximum loan amount. The lender has indicated a willingness to renegotiate the loan at its maturity. Interest on the loan is generally at Citibank's base rate plus 1 percent, payable monthly. The Partnership has the option to convert the loan to a fixed rate of interest for a set period of time based upon the London Interbank Offered Rate (LIBOR) plus 1.5 percent at the time of the conversion. The interest rate shall be increased by .125 percent each year after the first two years of the extension period.

At December 31, 1992, the Partnership had purchased an option to acquire an interest rate hedge for principal amounts totaling $46,500,000 at
11.5 percent until December 1993. The total fee paid of $51,000 is included in interest and letter of credit fees.

Additionally, the Partnership obtained short-term financing to fund tenant improvements. The amount outstanding at December 31, 1992, was $774,134. This amount was due at December 31, 1992, but the bank agreed to extend the date to March 31, 1992, while the Partnership collected from the respective tenant.

7.  RELATED PARTY TRANSACTIONS:

PL&D has guaranteed the payment of both interest on the financing of the Project and operating deficits, if any. It has also guaranteed the master lease under the sale and operating lease-back transaction (Note 3).

In accordance with the construction loan agreement (Note 6), the general partners have advanced monies to the Partnership to fund project costs. At December 31, 1992 and 1991, the general partners had advanced $76,982,587 and $71,347,415, respectively. The advances and accrued interest accrue interest at a rate of prime plus 2 percent. The related accrued interest liability of $27,432,445 and $21,291,563 as of December 31, 1992 and 1991, respectively is reflected in the accompanying balance sheet.  For the years ended
December 31, 1992, 1991 and 1990, interest expensed on partner advances was $6,140,883, $7,048,277 and $3,658,993, respectively.

Effective January 1, 1988, PL&D retained Pacific Gateway Properties Management Corporation (PGPMC), a wholly owned subsidiary of PGP, to provide management and leasing services for the Project. As compensation for managing the facilities, the Partnership paid PGPMC a base management fee of $222,000 annually until leasing the residential portion of the Project was completed. At such time, the compensation increased to $319,200 per year or, if greater, the sum of 3 percent of the first $13,000,000 of the annual gross receipts plus 2 percent of receipts in excess of the $13,000,000. The fees incurred for the years ended December 31, 1992, 1991 and 1990, were $485,306, $513,950 and $346,241, respectively, and were included in administrative and other expense in the accompanying statement of operations. At December 31, 1992 and 1991, $96,294 and $100,353, respectively, related to this fee had not been paid and is included in accounts payable and accrued liabilities. Additionally, the partnership reimburses PGPMC for certain payroll costs.



                            SQUAW CREEK ASSOCIATES
                                BALANCE SHEET
                                MARCH 31, 1994
                         ALL DEPARTMENTS CONSOLIDATED


                                    ASSETS


   CURRENT ASSETS:

     CASH                                $   327,581.84
     ACCOUNTS RECEIVABLE                   2,371,634.21

     INVENTORIES                           1,078,549.79

     PREPAID ASSETS                          886,886.38
     LAND HELD FOR SALE                      314,457.01
                                         --------------

       TOTAL CURRENT ASSETS                                  4,979,109.23


   PROPERTIES AND EQUIPMENT - COST:

     LAND                                  2,001,823.54

     LAND IMPROVEMENTS                    39,701,908.32

     BUILDINGS AND IMPROVEMENTS           63,591,248.32
     FURN., FIXT. & EQUIP. - COST         23,314,880.13

     PROPERTIES UNDER CONSTRUCTION           421,160.40
                                         --------------

        TOTAL PROP. AND EQUIP. - COST                      129,033.020.71


   ACCUMULATED DEPRECIATION:
     ACC. DEP. - LAND IMPROVEMENTS        (4,440,773.62)

     ACC. DEP. BUILDINGS & IMPROV.        (3,764,788.21)

     ACC. DEP. - F, F, & E.               (7,081,718.68)
                                          --------------
        TOTAL ACCUMULATED DEPRECIATION                     (15,287.280.51)


   OTHER ASSETS - NET:

     OTHER ASSETS - GROSS                  6,780,624.90

     ACC. AMORT. - OTHER ASSETS           (4,587,036.54)
                                          --------------
        TOTAL OTHER ASSETS - NET                             2,193,588.36
                                                          ---------------


        TOTAL ASSETS                                      $120,916,437.79
                                                          ===============



                           LIABILITIES AND CAPITAL



  CURRENT LIABILITIES:

    ACCOUNTS PAYABLE AND ACCRUALS     $  4,727,353.48
    OTHER LIABILITIES - CURRENT            451,223.25

    INTEREST PAYABLE - CURRENT             226,593.36
                                      ---------------
      TOTAL CURRENT LIABILITIES                            5,405,170.09



  NON-CURRENT LIABILITIES:
    N/P - BANK OF AMERICA LOAN          48,013,422.86

    N/P - GPH JUNIOR LOAN               14,931,327.00
    I/P - GPH JUNIOR LOAN                4,921,622.52
                                      ---------------

       TOTAL NON-CURRENT LIABILITIES                       67,866,372.38
                                                         ---------------

       TOTAL LIABILITIES                                   73,271,542.47


  PARTNERS CAPITAL

  CAPITAL ACCOUNTS:

    GLENCO - PERINI - HCV               63,090,864.86
    PACIFIC SQUAW CREEK, INC.           33,270,026.85
                                      ---------------

       CAPITAL ACCOUNTS                                    96,360,891.71

    RETAINED EARNINGS - PRIOR YEAR     (47,613,634.12)
    CURRENT YEAR P&L                    (1,102,362.27)
                                      ----------------

       RETAINED EARNINGS                                  (48,715,996.39)
                                                         ----------------
       PARTNERS CAPITAL                                    47,644,895.32
                                                         ---------------



       TOTAL LIABILITIES AND CAPITAL                     $120,916,437.79
                                                         ===============


                            SQUAW CREEK ASSOCIATES
                               INCOME STATEMENT
                         ALL DEPARTMENTS CONSOLIDATED


                                     THREE MONTHS ENDED MARCH 31, 1994
                              --THIS YEAR--   --LAST YEAR--   --VARIANCE--
                                 AMOUNT          AMOUNT          AMOUNT

 REVENUES:
   RESORT OPERATIONS          $8,909,303.00   $9,032,880.00   $(123,577.00)
   HOMESITE SALES                      0.00      175.000.00    (175,000.00)
   OTHER REVENUE                     445.60          848.03        (402.43)
                              -------------   -------------   -------------

      TOTAL REVENUES           8,909,748.60    9,208,728.03    (298,979.43)
                              -------------   -------------   -------------



 COSTS AND EXPENSES

 RESORT OPERATIONS:
   DIR. COSTS AND EXP'S -      5,326,096.34    5,563,532.80     237,436.66
     HOTEL
   SELLING, GENERAL & ADMIN.   1,673,116.50    1,791,269.00     118,152.50
   FIXED HOTEL EXPENSES          385,470.38       21,526.00    (363,944.38)
                              -------------   -------------   -------------

      TOTAL RESORT             7,384,683.02    7,376,327.80      (8,355.22)
        OPERATIONS

 COST OF HOMESITES SOLD:
   COST OF HOMESITES SOLD          1,095.00      107,899.52     106,804.52
                              -------------   -------------   ------------

      COST OF HOMESITES SOLD       1,095.00      107,899.52     106,804.52

 OTHER GENERAL AND ADMIN.:
   OTHER GENERAL AND ADMIN.      135,394.01      111,168.33     (24,225.68)
                              -------------   -------------   -------------

      OTHER GENERAL AND          135,394.01      111,168.33     (24,225.68)
        ADMIN.                -------------   -------------   -------------

      NET OPERATING INCOME     1,388,576.57    1,613,332.38    (224,755.81)

 DEPRECIATION AND
   AMORTIZATION:
   DEPRECIATION EXPENSE        1,065,663.33    1,065,663.30          (0.03)
   AMORTIZATION EXPENSE          470,417.34      451,023.33     (19,394.01)
                              -------------   --------------  -------------

      TOTAL DEPRECIATION AND   1,536,080.67    1,516,686.63     (19,394.04)
        AMORT.

 INTEREST EXPENSE:
   INTEREST EXPENSE - B OF A     728,353.20      721,180.80      (7,172.40)
     LOAN
   INTEREST EXPENSE - GPW        226,504.97      224,275.00      (2,229.97)
     LOAN                     -------------   -------------   -------------

      TOTAL INTEREST EXPENSE     954,858.17      945,455.80      (9,402.37)
                              -------------   -------------   -------------

      TOTAL COSTS AND         10,012,110.87   10,057,538.08      45,427.21
        EXPENSES              -------------   -------------   -------------

      TOTAL INCOME/(LOSS)     (1,102,362.27)    (848,810.05)   (253,552.22)
                              ==============  ==============  =============




Squaw Creek Associates
(a California general partnership)
Financial Statements
and Additional Information
December 31, 1993 and 1992



Squaw Creek Associates
(a California general partnership)

Index to Financial Statements
December 31, 1993 and 1992


                                                         Page

Financial Statements with Standard Report
  Report of Independent Accountants                       1

  Financial Statements                                   2-6

  Notes to Financial Statements                          7-13

Additional Information
  Report of Independent Accountants on Additional Information14

  Details of Cumulative Preferred Returns                 15

  Comparison of Resort Operations Revenues and Expenses to Annual
   Operating Plan                                       16-19

  Schedule of Cash Flows Used in Operating Activities - Excluding
   Homesite Operations                                    20

  Schedule of Changes in Partners' Capital                21



                      Report of Independent Accountants


February 22, 1994

To the General Partners
 of Squaw Creek Associates

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' capital and of cash flows present fairly, in all material respects, the financial position of Squaw Creek Associates (a California general partnership) at December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The Partnership has in the past relied upon, and will continue to rely upon, cash provided by partner contributions to service operating cash shortfalls.






Squaw Creek Associates
(a California general partnership)

Balance Sheet
                                                        December 31,
                                                     1993         1992
 Assets
 Current assets:
   Cash                                          $    454,395  $    441,170
   Accounts receivable - trade                        838,554     1,038,319
   Accounts receivable - other                        660,821       375,649
   Inventories                                      1,159,113     1,153,658
   Prepaid expenses                                   652,009       486,347
   Land held for sale                                 314,457       399,775
                                                 ------------  ------------
      Total current assets                          4,079,349     3,894,918

 Property and equipment, net                      114,117,662   117,699,950
 Deferred expenses, net                             2,552,040     3,985,846
 Deposit for land purchase                            375,000        -
                                                 ------------  ------------
      Total assets                               $121,124,051  $125,580,714

 Liabilities and partners' capital
 Current liabilities:
   Trade and other accounts payable              $  3,399,876  $  4,078,590
   Construction payables                               65,974       101,547
   Due to affiliates                                   10,818       101,813

   Customer advance deposits                          730,187       850,827
   Current portion of obligations under
     capital leases                                   470,970       348,452
                                                 ------------  ------------
      Total current liabilities                     4,677,825     5,481,229

 Notes payable                                     48,013,423    48,013,423
 Partner loan                                      14,931,327    14,931,327
 Accrued interest on partner loan                   4,695,118     3,783,235
 Obligations under capital leases, less current
   portion                                            589,848       951,806
                                                 ------------  ------------
      Total liabilities                            72,907,541    73,161,020
 Commitments (Note 8)
 Partners' capital                                 48,216,510    52,419,694
                                                 ------------  ------------
      Total liabities and partners' capital      $121,124,051  $125,580,714
                                                 ============  ============
               See accompanying notes to financial statements.






Squaw Creek Associates
(a California general partnership)

Statement of Operations
                                                     For the Year Ended
                                                        December 31
                                                    1993           1992
 Revenue
   Resort operations                            $29,038,722   $ 22,126,014
   Sales of homesites                               177,967      3,718,690
                                                -----------   ------------
                                                 29,216,689     25,844,704
                                                -----------   ------------
 Expenses
   Resort operations                             20,919,792     19,741,176
   Resort selling, general and administrative     6,224,580      6,826,032
   Partnership selling, general and
     administrative                                 473,006        546,929
   Cost of homesites sold, including selling
     and other expenses                             111,696      2,215,547
   Legal settlement                                   -          1,723,158
                                                -----------   ------------
                                                 27,729,074     31,052,842
                                                -----------   ------------
   Income (loss) before depreciation,
     amortization and interest expense            1,487,615     (5,208,138)

   Depreciation and amortization                  6,326,004      6,248,185
   Interest expense                               3,844,144      4,501,357
                                                ------------  ------------
 Net loss                                       $(8,682,533)  $(15,957,680)
               See accompanying notes to financial statements.





Squaw Creek Associates
(a California general partnership

Statement of Changes in Partners' Capital

 Balance at December 31, 1991          $ 61,568,115

   Contributions                         14,657,060
   Distributions                         (4,416,474)
   Reclassification (Note 1)             (3,431,327)
   Net loss                             (15,957,680)
                                       -------------

 Balance at December 31, 1992            52,419,694

   Contributions                          6,630,348
   Distributions                         (2,150,999)
   Net loss                              (8,682,533)
                                       -------------

 Balance at December 31, 1993          $ 48,216,510
                                       ============

               See accompanying notes to financial statements.






Squaw Creek Associates
(a California general partnership)

Statement of Cash Flows

                                                     For the year ended
                                                        December 31,
                                                    1993           1992
 Cash flows from operating activities
   Net loss                                     $(8,682,533)  $(15,957,680)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
       Depreciation and amortization              6,326,004      6,248,185
       Non-cash costs of homesites sold              85,318      1,796,487
       Note receivable, homesites sold              (87,500)        -
       Changes in operating assets and
         liabilities:
         Accounts receivable and prepaid
           expenses                                (251,069)      (529,593)
         Inventories                                 (5,455)       410,349
         Accounts payable and other
           liabilities                             (834,927)     1,367,535
         Due to affiliates                          (90,995)      (324,138)
         Accrued interest on partner loan           911,883      1,036,956
                                                ------------  -------------
 Net cash used in operating activities           (2,629,274)    (5,951,899)
                                                ------------  -------------

 Cash flows from investing activities
   Additions to property and equipment           (1,132,867)    (1,848,602)
   Deposit for land purchase                       (375,000)        -
   Deferred expenses                                 -            (662,149)
                                                ------------  -------------
 Net cash used in investing activities           (1,507,867)    (2,510,751)
                                                ------------  -------------

 Cash flows from financing activities
   Partner contributions                          6,630,348     14,657,060
   Partner distributions                         (2,063,499)    (4,416,474)

   Repayment of note payable and obligations
     under capital leases                          (416,483)    (1,996,238)
                                                ------------  -------------
 Net cash provided by financing activities        4,150,366      8,244,348
                                                -----------   ------------
 Net increase (decrease) in cash                     13,225       (218,302)
 Cash at beginning of year                          441,170        659,472
                                                -----------   -------------
 Cash at end of year                            $   454,395   $    441,170
                                                ===========   ============

 Supplemental disclosure of cash flow
   information
 Cash paid during the year for interest         $ 3,141,989   $  3,698,599
                                                ===========   ============



Supplemental disclosure of noncash investing and financing activities Pursuant to the second amendment to the Partnership agreement, during the year ended December 31, 1992, $3,431,327 was reclassified from partners' capital to partner loan (Notes 1 and 5).

During the years ended December 31, 1993 and 1992, the Partnership executed lease arrangements which qualify for treatment as capital leases.
Accordingly, the Partnership has recorded an asset under capital lease and related capital lease obligation of $177,043 and $311,060, respectively, for the year ended December 31, 1993 and 1992.

During the year ended December 31, 1993, the Partnership distributed a note receivable worth $87,500 to one of its partners.



1.  Organization

Nature of Business
Squaw Creek Associates, a California general partnership (the Partnership), was formed under the provisions of a partnership agreement dated June 3, 1988 (the Agreement) to own, develop and manage The Resort at Squaw Creek, a 405 room resort facility located in Olympic Valley, California (the Resort). The Resort was substantially complete on December 19, 1990 and commenced operations on that date. In addition, the Partnership has developed for sale 48 single family homesites on land surrounding the Resort. At December 31, 1993, 3 homesites remain unsold.

Ownership
During the year ended December 31, 1992, one of the general partnership interests was sold, and the Agreement was amended. Subsequent to and in connection with this transaction, the Partnership successfully extended the maturity date of its note payable (Note 4). Currently, the Partnership is owned by Glenco-Perini-HCV (GPH), a California limited partnership (40%), and Pacific Squaw Creek, Inc. (PSC), a California corporation (60%). PSC serves as the managing partner and receives a management fee for services rendered to the Partnership based upon the results of operations, as defined in the amended Agreement.

In conjunction with the change in ownership mentioned above, and under the provisions of the amended Agreement, certain modifications were made to the partners' capital accounts and the partner loan. As a result, the partner loan was increased by $3,431,327, the GPH capital account was decreased by the same amount and certain components of equity used to determine preferred returns were adjusted.


2. Accounting Policies

Development costs
Land acquisition costs and certain other development costs were incurred by affiliates of the partners prior to the formation of the Partnership. These costs were assumed by GPH ($3,254,063) and contributed to the Partnership as the initial capital contribution. The Partnership used the cost basis of the previous owners to record the land and other development costs contributed. The Agreement assigned a value of $13,500,000 to the GPH contributions ($4,000,000 in cash and $9,500,000 attributable to the land) for the purpose of calculating certain preferred returns, as defined.

Land development costs contributed to the Partnership and the cost incurred in connection with development of the Resort (including amenities) were capitalized and allocated to the related project components. Real estate taxes, insurance, general and administrative, marketing and interest expense were capitalized during the development period. No interest costs were capitalized during 1993 and 1992.

Depreciation
Depreciation is computed using the straight-line method over the estimated useful lives of the respective property (25 to 60 years) and equipment (5 to 12 years). For assets under capital lease, amortization is provided over the lesser of the estimated useful life of the asset or the lease term.

Contributions
The Agreement provides that funds required to support operation of the Resort in excess of funds available from operations must be provided by PSC and GPH in the form of additional capital contributions (Shortfall Contributions). The first $2,500,000 of Shortfall Contributions was the responsibility of GPH; all additional Shortfall Contributions require a 60% capital contribution by PSC and a 40% capital contribution by GPH. In addition, as defined in the Agreement, GPH is required to contribute cash necessary for the Partnership to make certain preferred return distributions to PSC.

Allocation of profits and losses
The Agreement provides that net profits of the Partnership are allocated to the partners in accordance with their respective percentage interests, after special allocations are made for depreciation and certain preferred returns, as defined. Net losses of the Partnership are allocated so as to entirely offset previous allocations of net profits and then as follows: $13,500,000 to GPH, to the extent of GPH's additional capital contributions (excluding Shortfall Contributions), then to GPH and PSC to the extent of their Shortfall Contributions and, thereafter, in accordance with the partners' respective interests.

Distribution of cash flow
Cash flow from operations and capital transactions are distributed to the partners in accordance with the Agreement. The Agreement provides that each of the partners are entitled to various preferred returns based upon specifically defined capital amounts. At December 31, 1993, PSC and GPH had cumulative preferred returns totaling $13,415,843 and $28,001,419, respectively.

Inventories
Inventories consist of food and beverage, apparel and other consumer products for retail sale at the Resort, and provisions (food and beverage and other incidentals) for use in Resort operations. Inventories are accounted for on a first-in, first-out basis and are stated at the lower of cost or market.

Inventories also include hotel supplies such as china, glassware, silver and other reusable items which are valued at original cost of the par stock purchased less a provision for normal use, damage and loss. All subsequent purchases of these items are expensed in the period purchased.

Deferred expenses
Costs incurred which relate to activities having future benefit to the Partnership are deferred. Deferred expenses principally include costs incurred in connection with bringing the Resort to full operational capacity. Such amounts are being amortized over a period of 60 months beginning at the date Resort operations commenced. Also included are deferred financing fees, which are amortized over the life of the related loan agreement.

At December 31, 1993 and 1992, accumulated amortization totals $4,228,585 and $2,794,779, respectively.

Land held for sale
The Partnership has developed residential homesites on land adjacent to the Resort. Revenue from parcels sold is recognized at the time title passes to the buyer and full funding is received. Costs of parcels sold are based on an allocation of the cost of developing the parcels, determined using the ratio of each parcel's sales proceeds to the total expected sales proceeds for all parcels. The cost of developing the parcels includes certain marketing, selling, general and administrative and interest costs that were incurred during the development period. The Agreement provides that net proceeds from homesite sales be used to reduce the outstanding note payable balance and for remaining development costs.

Deposit for land purchase
The Partnership has cash that is held in escrow for the purchase of land located adjacent to the Resort (Note 8).

Income taxes
Consideration of income taxes is not necessary in the financial statements of the Partnership because, as a partnership, it is not subject to income tax and the tax effect of its activities accrues to the partners.


3.  Property and Equipment

Property and equipment consist of the following:

                                            1993           1992
 Land                                  $  1,574,202   $  1,574,202
 Land improvements                       39,763,047     39,658,830
 Buildings and improvement               63,376,837     62,935,293
 Furniture, fixtures and equipment       21,211,236     20,765,426
 Furniture, fixtures and equipment
   under capital lease                    1,985,982      1,808,939
 Construction in progress                   507,546        381,075
                                       ------------   ------------
                                        128,418,850    127,123,765
                                        (14,301,188)    (9,423,815)
                                       -------------  -------------
                                       $114,117,662   $117,699,950
                                       ============   ============


Certain of the above assets are pledged as security for the construction loan and the partner loan (Notes 4 and 5).

Accumulated amortization on assets under capital lease totaled $1,060,923 and $639,286 at December 31, 1993 and 1992, respectively, and is included above. Related amortization expense for the years ended December 31, 1993 and 1992 totaled $421,637 and $332,985, respectively.


4. Note Payable

The Partnership has outstanding a note payable relating to construction of the Resort and development of the homesites. Depending upon the form of the borrowing, interest is payable monthly at the applicable rate plus a margin of 1.25% for borrowings based on prime rate; a margin of 2.5% for borrowings based on the Eurodollar rate; or a margin of 2.625% for borrowings based upon the CD rate. The interest rate at December 31, 1993 and 1992 was 6%. During 1992, the note agreement was modified and extended through May 1, 1995.

The note payable is secured by the Resort and remaining homesites, and by the assignment of certain agreements related principally to operation of the Resort. The terms of the loan agreement prohibit capital distributions from net operating cash flows of the Partnership until it is retired. Perini Land and Development Corporation (Perini), an affiliate of GPH, has provided a guarantee for $10,000,000 in outstanding principal and payment of unpaid interest on this loan. In addition, the partners have provided the lender with letters of credit totaling $4,000,000 at December 31, 1993 as guarantee of the related debt service obligation.


5.   Partner Loan

The Partnership has outstanding $14,931,327 in the form of a loan from GPH at December 31, 1993 and 1992. Under the terms of the Agreement, during the construction period the Partnership had the ability to borrow funds from GPH as necessary to pay for obligations arising from construction. The loan bears interest at the same rate of interest as due under the note payable discussed at Note 4. The loan and any accrued interest payable, except in certain circumstances described in the Agreement, will be repaid from positive cash flows from operations and has priority over other Partnership distributions of positive cash flows. The loan is secured by a second deed of trust on the Resort. Management has classified this loan and the related accrued interest as non-current liabilities since repayment of these amounts will not occur in 1994.

Interest expense under the partner loan totaled $911,883 and $1,036,956 in 1993 and 1992, respectively.


6.  Related Party Transactions

The Partnership paid approximately $53,256 and $439,000 to Perini and its affiliates during 1993 and 1992, respectively, for administrative services provided.

During 1993, the Partnership incurred costs totalling $306,525 in connection with management services provided by PSC under the terms of the Agreement and the related amendment. In 1992, the Partnership incurred costs totaling $130,000 and $99,962 in connection with management services provided by GPH and PSC, respectively.

During 1992, the Partnership entered into certain subleases for equipment with Perini and its parent corporation, Perini Corporation. Under the sublease arrangements, the Partnership pays approximately $102,000 annually relating to leases which expire in 1996.


7.  Resort Management Agreement

The Resort is managed by Benchmark Management Company (BMC) under an agreement that provides for fees based upon the Resort's operating results. A total of $651,648 and $648,700 was paid to BMC for management services in 1993 and 1992, respectively. During 1992 the agreement with BMC was amended to allow for certain reductions in the management fee based on specified performance factors. As a result, the Partnership is owed approximately $555,200 and $325,000 by BMC for fee reductions at December 31, 1993 and 1992, respectively.

8.  Commitments

The Partnership has entered into various lease agreements for land, buildings and equipment. The lease terms are primarily for one or two year periods except as follows:

- - - At December 31, 1993 the Partnership had two separate ground lease agreements for approximately 24 acres of land in Olympic Valley, California. The primary use of the land is for the Resort's golf course. These agreements include escalation clauses that will increase the scheduled rents due beginning in 1992 based on increases in the Consumer Price Index. Subsequent to December 31, 1993, the Partnership completed the purchase, for $350,000, of the land subject to one of these ground leases (Note 2). Accordingly, this lease is not included in the schedule of future minimum lease payments below.

- - -  An operating lease through May 1996 for storage facilities.

- - -  Various capital and operating leases for equipment.

   Rent expense for land, building and equipment was approximately $311,000 and $497,000 for 1993 and 1992, respectively. The future minimum lease payments for all leases existing at December 31, 1993 are as follows:

                                              Capital     Operating
                                               Leases       Leases
 1994                                       $  601,128   $  217,644
 1995                                          585,478      215,311
 1996                                           59,524      183,342
 1997                                            2,576      158,696
 1998                                            -          126,546
 Thereafter                                      -        3,818,327
                                            -----------  ----------
                                             1,248,706   $4,719,866
                                                         ==========
 Less amounts representing interest           (187,888)
                                            -----------
 Present value of obligations                1,060,818
 Less current portion of obligations under
   capital leases                             (470,970)
                                            -----------
                                            $  589,848
                                            ===========
9.  Legal Settlement

The Partnership, together with its partners and several affiliated entities, was a defendant in a lawsuit seeking damages for alleged malicious prosecution in connection with a lawsuit the Partnership brought against the Institute for Conservation Education, the Sierra Club and several individuals alleging breach of contract, among other things, relating to agreements between the parties. During 1992 and prior to the scheduled court date, the Partnership agreed to a settlement of this matter. The aggregate settlement amount was $2,250,000; legal and related costs incurred by the Partnership relating to this matter totaled $1,075,890. Of the total costs, $1,325,890 was covered by the insurance carriers of the Partnership and its legal counsel. The remaining amounts are the direct responsibility of the Partnership, and have been properly recorded in the accompanying financial statements. As of December 31, 1993, all amounts have been paid.

                         Audited Financial Statements
                       and Other Financial Information

                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                    Years ended December 31, 1991 and 1990
                     with Report of Independent Auditors




                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                         Audited Financial Statements
                       and Other Financial Information


                    Years ended December 31, 1991 and 1990



                                   CONTENTS


       Report of Independent Auditors                                1

       Audited Financial Statements
       Balance Sheets                                                2

       Statements of Revenue and Expenses                            4

       Statements of Changes in Partners' Capital                    5
       Statement of Cash Flows                                       6

       Notes to Financial Statements                                 7
       Other Financial Information

       Report of Independent Auditors on Other Financial
       Information                                                  16

       Details of Cumulative Preferred Return                       17
       Comparison of Resort Operations Revenue and Expenses to
       Annual Operating Plan                                        18

       Schedules of Cash Flows used by Operating Activities
       Excluding Homesite Operations, Accrued Interest Payable -
       Affiliate and Initial Purchase of Provisions Inventories     22
       Schedule of Changes in Partners' Capital                     23



                        Report of Independent Auditors

The General Partners
Squaw Creek Associates

We have audited the accompanying balance sheets of Squaw Creek Associates (a California general partnership) (dba The Resort at Squaw Creek) as of December 31, 1991 and 1990 and the related statements of revenue and expenses, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the

Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Squaw Creek Associates at December 31, 1991 and 1990, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Squaw Creek Associates will continue as a going concern. As discussed in Note 1 to the financial statements, the Partnership has sustained operating cash flow deficits and operating losses and has been unable to reach agreement with its lender regarding terms of an extension of its note payable that was due on August 1, 1991. These conditions raise substantial doubt about the Partnership's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In addition, recovery of the Partnership's investment in the Resort is dependent upon the Resort's ability to generate profits from operations and/or from disposition of the property, the achievement of which cannot be determined at this time.

As discussed in Note 4 to the financial statements, in December 1990 the Partnership became a defendant in a lawsuit alleging malicious prosecution, among other claims, in connection with a lawsuit brought by the Partnership against a third party. The Partnership denies all liability and is vigorously defending against these claims. The ultimate outcome of this litigation cannot be determined. Accordingly, no provision for any liability that may result has been made in the financial statements.


February 22, 1992



Squaw Creek Associates
(a California general partnership)
(dba The Resort at Squaw Creek)

Balance Sheets

                                                      December 31

                                                  1991          1990
 Assets

 Current assets:

   Cash                                       $    659,472  $  1,244,128
   Accounts receivable:

     Trade                                         754,559       433,237
     Other                                         202,971       177,688
                                              ------------  ------------

                                                   957,530       610,925

   Inventories:
     Inventories - retail                          676,214       397,170

     Inventories - provisions                      383,543       268,023

     Hotel supplies                                504,250       759,000
                                              ------------  ------------
                                                 1,564,007     1,424,193

   Prepaid expenses                                413,192       215,205
   Land held for sale                            2,196,262     3,528,103
                                              ------------  ------------

   Total current assets                          5,790,463     7,022,554


 Property and equipment, at cost:

   Land                                            925,397       925,397
   Land improvements                            29,696,458    24,188,117

   Buildings and improvements                   66,014,868    64,541,702

   Furniture, fixtures and equipment            28,877,507    27,416,383
                                              ------------  ------------
                                               125,514,230   117,071,599

   Accumulated depreciation                      4,690,428        80,640
                                              ------------  ------------
                                               120,823,802   116,990,959

   Deferred expenses (net of accumulated
   amortization of $1,518,154 and $0 at
   December 31, 1991 and 1990, respectively)     4,649,505        80,640
                                              ------------  ------------

   Total assets                               $131,263,770  $130,205,714
                                              ============  ============





                                                 December 31

                                             1991          1990
 Liabilities and Partners' Capital

 Current Liabilities:

   Accounts payable:
     Construction                        $    204,762  $ 10,274,938

     Trade or other                         3,561,882     2,220,323
     Retainage payable                        100,332     1,836,654

     Due to affiliates                        425,951       396,305
                                         ------------  ------------

                                            4,292,927    14,728,220
   Current portion of obligations under
   capital leases                             457,619       256,000

   Note payable                            49,715,159    43,766,924
                                         ------------  ------------

 Total current liabilities                 54,465,705    58,751,144


 Obligations under capital leases, net
 of current portion                           983,671     1,193,497


 Accrued interest payable - affiliate       2,746,279     1,653,072


 Loan payable - affiliate                  11,500,000    11,500,000
                                         ------------  ------------

 Total liabilities                         69,695,655    73,097,713


 Partners' capital                         61,568,115    57,108,001
                                         ------------  ------------

 Total liabilities and partners'         $131,263,770  $130,205,714
 capital                                 ============  ============


 See accompanying notes.



                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                      Statements of Revenue and Expenses



                                                Year ended December 31
                                                  1991          1990

 Revenue:
   Resort operations                          $ 13,055,986   $  787,800

   Sales of homesites                            2,742,833    2,305,000
                                              ------------   ----------

                                                15,798,819    3,092,800
 Costs and expenses:

   Resort operations:
     Direct costs and expenses                  13,042,821      916,052

     Selling, general and administrative
     expenses                                   10,288,443      646,168

     Fixed expenses                                817,661       62,814
   Cost of homesites sold, including selling     2,246,386    1,369,708
   and other expenses

   Depreciation and amortization                 6,180,161       10,320
   Interest expense                              6,264,624      200,628
                                              ------------   ----------

                                                38,840,096    3,205,690
                                              ------------   ----------


   Net loss                                   $(23,041,277)  $ (112,890)
                                              =============  ===========



 See accompanying notes.



                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                  Statements of Changes in Partners' Capital




 Partners' capital at December 31, 1989              $34,054,063

   Additional capital contributions                   23,166,828
   Net loss                                             (112,890)
                                                     ------------



 Partners' capital at December 31, 1990               57,108,001
   Additional capital contributions                   27,501,391

   Net loss                                          (23,041,277)
                                                     ------------


 Partners' capital at December 31, 1991              $61,568,115
                                                     ===========


 See accompanying notes.



                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                           Statements of Cash Flows


                                                  Year ended December 31,
                                                   1991           1990
 Operating activities
 Net loss                                      $(23,041,277)  $  (112,890)
 Adjustments to reconcile net loss to net
   cash (used in) provided by operating
   activities:
   Depreciation and amortization expense          6,180,161        10,320
   Cost of homesites sold related to land and
     development costs                            1,455,933     1,020,701
   Increase in accrued interest payable to
     affiliate                                    1,093,207     1,173,252

   Changes in operating assets and
     liabilities:
     Accounts receivable and prepaid expenses      (544,592)     (826,130)
     Inventories - retail                          (279,044)     (397,170)
     Inventories - provisions                      (115,520)     (268,023)
     Hotel supplies                                 254,750      (759,000)
     Accounts payable - trade and other           1,341,559     2,220,323
     Due to affiliates - current                     29,646        79,272
                                               ------------   ------------
 Net cash (used in) provided by operating
   activities                                   (13,625,177)    2,140,655

 Investing activities
 Additions to property, equipment and
 deferred expenses                               (8,307,348)  (72,496,868)
 (Decrease) increase in construction accounts
 and retainage payable                          (11,806,498)    2,706,647
                                               -------------  -----------
 Net cash used in investing activities          (20,113,846)  (69,790,221)

 Financing activities
 Proceeds from loan payable - affiliate              -          2,504,357
 Proceeds from partners' capital
 contributions                                   27,501,391    23,166,828
 Proceeds from note payable                       7,068,806    44,053,145
 Repayment of note payable and obligations
 under capital leases                            (1,415,830)     (873,161)
                                               -------------  ------------
 Net cash provided by financing activities       33,154,367    68,851,169
                                               -------------  -----------
 Net (decrease) increase in cash                   (584,656)    1,201,603
 Cash at beginning of year                        1,244,128        42,525
                                               -------------  -----------
 Cash at end of year                           $    659,472   $ 1,244,128
                                               ============   ===========

 Supplemental cash flow disclosures:
   Cash paid for interest                      $  4,862,870   $   159,000
                                               ============   ===========

 See accompanying notes.



                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                        Notes to Financial Statements

                          December 31, 1991 and 1990


1.  Accounting Policies

Nature of Business

Squaw Creek Associates (the Partnership) is a California general partnership formed through the Partnership Agreement (Agreement) dated June 3, 1988 to own, develop and manage a resort located in Placer County, California (the Resort). The Resort was substantially complete on December 19, 1990 and commenced operations on that date. Homesite sales activities commenced in 1990, with the first title closing occurring in September 1990. Revenue and expenses for the year ended December 31, 1990 are presented for the period subsequent to August 1990 for homesite sales and for the period subsequent to December 18, 1990 for Resort operations. The Partnership is owned by Glenco-

Perini-HCV Partners (GPH), a California limited partnership, and Squaw Creek Investors Corporation (SCIC). GPH, a partnership owned by Glenco-Squaw Associates, Perini Resorts, Inc., and HCV Pacific Investors III, serves as a managing partner through its general partner, Perini Resorts, Inc., a wholly owned subsidiary of Perini Land & Development Company (Perini) which is a wholly owned subsidiary of Perini Corporation. GPH receives a management fee for services rendered to the Partnership based upon the results of operations as defined in the Agreement.

The Partnership experienced operating cash flow deficits and operating losses in 1991. Additionally, the Partnership has been unable to reach agreement with its lender regarding terms of an extension of its note payable that was due on August 1, 1991. The Partnership has been unable to obtain other permanent financing and could be required to repay the outstanding loan if called by the lender. The Partnership has implemented plans to improve operating performance and has had ongoing discussions with its lender regarding its capital situation. The Partnership's financial condition and its inability to extend or to secure permanent financing raise substantial doubt regarding the Partnership's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. In addition, recovery of the Partnership's investment in the Resort is dependent upon its ability to generate profits from operations and/or from disposition of the property, the achievement of which cannot be determined at this time.




                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                  Notes to Financial Statements (continued)


1.  Accounting Policies (continued)

Development Costs

Land acquisition costs and certain other development costs were incurred by Glenco-Squaw Associates and Perini prior to the formation of the Partnership. These costs were assumed by GPH ($3,254,063) and contributed to the Partnership as the initial capital contribution. The Partnership used the cost basis of the previous owners to record the land and other development costs contributed. The Agreement assigned to contribution value to the GPH contributions of $13,500,000 (consisting of $4,000,000 in cash equity and $9,500,000 in land equity) for the purpose of calculating certain preferred returns (see Note 2 for further discussion). SCIC's initial contribution was $8,312,981. Land development costs contributed to the Partnership and the cost incurred by the Partnership for developing the Resort (including amenities) are allocated to the related Project components. Real estate taxes, insurance, general and administrative, marketing and interest expense were capitalized during the development period. Interest cost capitalized amounted to $3,025,994 in 1990. No interest costs were capitalized in 1991.

Contributions

The Agreement provides that funds needed to operate the Resort in excess of funds available from the Resort's operations (cash shortfall) must be provided by SCIC and GPH in the form of additional capital contributions.
The first $2,500,000 of cash shortfall was the responsibility of GPH with all additional cash shortfall contributions requiring a 60% capital contribution by SCIC and a 40% capital contribution by GPH.

Starting in November 1991, SCIC has not made its required contributions under the cash shortfall provisions of the Agreement. Consequently, GPH has made the necessary contributions to fund all operating cash shortfalls, including amounts not funded by SCIC, under the default contribution provisions of the Agreement. The Agreement provides that in the event of default, the defaulting partner loses certain partnership rights, authorities and other distribution priorities. SCIC disputes that its actions and failure to fund its share of the cash shortfalls has resulted in its default.



                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                  Notes to Financial Statements (continued)


1.  Accounting Policies (continued)

Distribution of Cash Flows and Profits and Losses

Operating cash flow, as defined by the Agreement, principally consists of net cash generated from operations of the Resort less interest and principal paid by the Partnership for indebtedness (excluding indebtedness and interest due to affiliate). Distributable cash flow, as defined by the Agreement, principally consists of operating cash flow and proceeds from capital transactions; however, if the operating cash flow after December 31, 1991 is insufficient to permit the payment of SCIC's 9% preferred return, GPH is to contribute the deficiency to the Partnership, thereby increasing distributable cash flow.

The Agreement generally provides that distributable cash flows are shared by the partners in accordance with their respective percentage interests after repayment of: default contributions; the outstanding interest and principal of GPH's (affiliate) loans to the Partnership; the unpaid SCIC 9% preferred returns (see Note 2 for further discussion); and, the partners' additional capital contributions resulting from operating cash shortfalls and after repayment of certain other preferred returns and related contributions to capital by the partners (see Note 2 for further discussion).

The Agreement generally provides that the net profits of the Partnership are allocated to the partners in accordance with their respective percentage interests after allocations are made for certain preferred returns (see Note 2 for further discussion). Net losses of the Partnership are generally allocated so as to entirely offset previous allocations of allocated net profits and then as follows: $13,500,000 to GPH, to the extent of GPH's additional capital contributions (excluding operating shortfall contribution amounts), to the extent of GPH's and SCIC's operating shortfall contribution amounts, and thereafter, in accordance with the partners' respective interests.


                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                  Notes to Financial Statements (continued)


1.  Accounting Policies (continued)

Capital Transactions

Capital transactions, as defined by the Agreement, principally consist of dispositions of any of the Partnership assets other than through the ordinary course of business of the Resort and the net proceeds from refinancing or financing the indebtedness of the Partnership. The Agreement generally provides that the proceeds from capital transactions are distributed as other cash proceeds except that the distributions for the partners' unpaid preferred returns and related capital contribution amounts are performed in a different priority.

Inventories

Inventories consist of food and beverage, apparel and other consumer products for retail sale or rental to the Resort's patrons and provisions (food and beverage and other incidentals) for use in the Resort's operations. Retail, rental and provisions inventories are stated at the lower of cost (first-in, first-out method) or market.

Hotel supplies consist of china, glassware, silver and other reusable items and are valued at the original cost of the par stock purchased less a provision for normal use, damage and loss. All subsequent purchases of hotel supplies are expensed in the period purchased.

Deferred Expenses

Costs which are incurred and which relate to activities having future benefit to the Partnership are deferred. Deferred expenses principally include costs associated with bringing the Resort to full operational capacity. Deferred expenses are being amortized over 60 months beginning in January 1991, the first full month subsequent to the date that Resort operations commenced.




                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                  Notes to Financial Statements (continued)


1.  Accounting Policies (continued)

Land Held for Sale

The Partnership has developed residential homesites in conjunction with the development of the Resort. Revenue from the parcels sold is recognized at the time title passes to the buyer and full funding is received. The costs for parcels sold are based on the allocation of the costs of developing the parcels as determined using the ratio of each parcel's sales proceeds to the total expected sales proceeds for all parcels. The cost of developing the parcels includes certain marketing, selling, general and administrative and interest costs that were incurred during the development period. The Agreement calls for the net proceeds from the homesite sales to be used to reduce the outstanding note payable balance and the development costs.

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective property (25 to 60 years) and equipment (5 to 12 years). For leased equipment, amortization is provided using the lesser of the estimated useful life or the lease term.
The Partnership uses the mid-month convention whereby property and equipment placed in service on or before the fifteenth day of the month will be depreciated for the full month with no depreciation provided for property and equipment placed in service after the fifteenth day of the month.

Income Taxes

The Partnership is not subject to taxes on its income. Federal and state income tax regulations provide that the items of income, gain, loss, deduction, credit and tax preference of the Partnership are reportable by the partners in their income tax returns. Accordingly, no provision for income taxes has been made in these financial statements.




                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                  Notes to Financial Statements (continued)


2.  Cumulative Preferred Return

Under the terms of the Agreement, SCIC and GPH will receive cumulative preferred returns. SCIC's return is based upon 9% and 3% (noncompounded) returns on its adjusted contribution amount and a 12% return on its adjusted shortfall contribution amount, as defined in the Agreement. The total cumulative preferred return of SCIC amounted to approximately $7,950,000 for the period July 25, 1988 through December 31, 1991. GPH's return is based upon 12% and 9% (noncompounded) of its adjusted cash equity and adjusted phase I and phase II land equity amounts, respectively, 12% of the first $2,500,000 of its adjusted shortfall contribution amount and 24% of its adjusted default contribution amount as defined in the Agreement. The total cumulative preferred return of GPH amounted to approximately $12,104,000 for the period July 25, 1988 through December 31, 1991. Because there has been no net positive cash flows from operations, these amounts are unpaid at December 31, 1991.

3.  Note Payable and Loan Payable - Affiliate

The Partnership has a note payable relating to a construction loan agreement (loan agreement) that permits the Partnership to borrow funds as necessary to pay for project costs up to a maximum of $53,000,000. Depending upon the form of the borrowing, interest is payable monthly at the applicable rate plus: a margin of 1.25% for borrowings based on prime rate; a margin of 2.5% for borrowings based on the Eurodollar rate; or a margin of 2.625% for borrowings based upon the CD rate. The interest rate at December 31, 1991 was 7.75% (10.72% at December 31, 1990).

The loan is secured by the Project and the assignment of certain agreements related to, among other things, the operation of the Project. Perini has guaranteed $10,000,000 of any outstanding principal balance, payment of unpaid interest and the lien free completion of the project.

The loan was originally payable on August 1, 1991. The loan agreement permits the Partnership to extend the agreement through August 1, 1996. However, the Partnership has been unable to reach agreement with the lender as to the terms of extension. The Partnership is currently negotiating an extension to the loan agreement, and management believes it has performed its obligations under the loan agreement as if the loan had been extended.



                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                  Notes to Financial Statements (continued)


3.  Notes Payable and Loan Payable - Affiliate (continued)

The Partnership has an $11,500,000 loan payable to GPH, an affiliate, at December 31, 1991 and 1990. The Partnership, under the Agreement, has the ability to borrow funds from GPH as necessary (to the extent other funds are not available, as discussed in Note 1) to pay for obligations arising from construction. The loan bears interest at the same rate of interest as due under the note payable. The loan and any accrued interest payable, except in certain circumstances as described in the Agreement, will be repaid from positive cash flows from operations and has priority over the Partnership distributions of positive cash flows. Management has classified the note payable to affiliate (and related interest) as a long-term liability, as repayment of these amounts will not occur in 1992.

4.  Commitments and Contingencies

The partnership has entered into various lease agreements for land, buildings and equipment. The lease terms are primarily for one or two year periods except as follows:

- - - The Partnership has two separate ground lease agreements for approximately 24 acres of land in Olympic Valley, California. The primary use of the land is for construction of the Resort's golf course. Under these agreements, the Partnership also leases ski lift equipment, two buildings and also receives certain rights to conduct snow skiing activities. These agreements contain rent escalation clauses that will increase the scheduled rents due beginning in 1992 based on increases in the consumer price index. An option under one of the lease agreements permits the Partnership to acquire a ten acre parcel for $2,900,000 before May 31, 1992, with a scheduled purchase price increase thereafter.

- - -  An operating lease through May 1996 for storage facilities.

- - - Various capital and operating leases for equipment. Equipment accounted for as capital leases is recorded at the present value of future minimum rental payments and is included in the net book value of equipment at December 31, 1991 and 1990 in the amount of approximately $1,783,000 and $1,496,000, respectively. During 1991 and 1990, the Company acquired approximately $287,000 and $1,263,000, respectively, in equipment through lease financing.




                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                  Notes to Financial Statements (continued)


4.  Commitments and Contingencies (continued

Rent expense for land, building and equipment was approximately $305,000 and $7,000 for 1991 and 1990, respectively. The future minimum lease payments for all leases are as follows:

                                                       Capital    Operating
                                                       Leases      Leases
         1992                                        $  504,824   $  226,802
         1993                                           474,283      206,833
         1994                                           468,845      181,357
         1995                                           442,132      177,773
         1996                                             5,397      171,874
         Thereafter                                       -        3,295,145
                                                     -----------  ----------
                                                      1,895,481   $4,259,784
                                                                  ==========
         Amounts representing interest                 (454,191)
                                                     -----------

         Present value of obligations under capital   1,441,290
         leases
         Less current portion of obligations under
           capital leases                              (457,619)
                                                     -----------
                                                     $  983,671
                                                     ===========

The Partnership has recorded various other commitments under agreements with both third and related parties including the following:

- - - An agreement to pay various amounts to a management company for services received based upon the results of Resort operations (approximately
   $376,000 in 1991 and $23,000 in 1990).

- - - An agreement to pay various amounts to GPH for services received based upon the results of Resort operations and the gross sales of homesites (approximately $227,000 in 1991 and $79,000 in 1990).




                            Squaw Creek Associates
                      (a California general partnership)
                       (dba The Resort at Squaw Creek)

                  Notes to Financial Statements (continued)


4.  Commitments and Contingencies (continued

The Partnership is involved in litigation and various other legal matters which are being defended and handled in the ordinary course of business. Specifically, in December 1990, the Partnership, along with a number of related entities, including the partners of the Partnership, was named as a defendant in a lawsuit seeking damages for alleged malicious prosecution in connection with a lawsuit it brought against the Sierra Club alleging breach of contract, among other things, relating to certain agreements between the parties. The Partnership denies all liability and is vigorously defending against these claims.

5.  Related Party Transactions

The Partnership incurred approximately $1,111,000 and $1,774,000 in 1991 and 1990, respectively, for administrative, occupancy and management fees related to services provided by Perini.

Perini has guaranteed to the Partnership, and to SCIC, the obligations of Perini Resorts, Inc., as the General Partner of GPH, including contributions of cash, under the shortfall contributions provision of the Agreement, and provision of certain services.